Exhibit 99.1

The Joint Corp. Reports Second Quarter 2026 Financial Results
- Consolidated Net Income Increases $560,000 to $653,000;
Adjusted EBITDA From Continuing Operations Increases by $1.4 Million -
- Cash Flow from Operating Activities Rises 152% to $2.2 Million, Driving Free Cash Flow of $1.9 million -
- Delivered on Capital Allocation Priorities with Regional Developer Territory Buybacks and $677,000 in Share Repurchases -

SCOTTSDALE, Ariz., August 6, 2026 - The Joint Corp. (NASDAQ: JYNT), the nation's largest franchisor of chiropractic care through The Joint Chiropractic® network, today reported financial results for the second quarter ended June 30, 2026. The following figures represent continuing operations unless otherwise stated.

Second Quarter 2026 Financial Highlights
•Revenues grew to $15.2 million, a 14% increase compared to the second quarter of 2025.
•Reported system-wide sales1 of $180.0 million, a 3.7% decrease compared to the second quarter of 2025.
•Reported comp sales2 of (2.8)%, a 140-basis point improvement compared to the first quarter of 2026.
•Net income from consolidated operations was $653,000, compared to $93,000 in the second quarter of 2025. Net loss from continuing operations was $251,000, compared to a net loss of $1.0 million in the second quarter of 2025.
•Adjusted EBITDA (a non-GAAP metric) from consolidated operations was $3.2 million, in line with $3.2 million in the second quarter of 2025. Adjusted EBITDA from continuing operations was $1.5 million, compared to $88,000 in the second quarter of 2025.
•Cash flow from operating activities improved to $2.2 million compared to $869,000 in the second quarter of 2025, and free cash flow (a non-GAAP metric) was $1.9 million compared to $364,000 in the second quarter of 2025.
•Repurchased 82,000 shares for total consideration of approximately $677,000, at an average of $8.23 per share during the second quarter.
•Completed three regional developer (“RD”) territory buybacks in the second quarter.

Second Quarter 2026 Operating Highlights
•Total clinic count was 941 at June 30, 2026.
◦Opened five clinics, closed seven clinics, and refranchised 29 clinics during the quarter, for a total of 896 franchised clinics and 45 company-owned or managed clinics at June 30, 2026.
•Increased adoption of the Company’s more flexible plan options continues to drive significantly stronger patient retention rate.
1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

“In the second quarter, we continued to see the benefits of our Joint 2.0 strategy take hold, with our actions to optimize the clinic portfolio, streamline our operating structure, and elevate the patient experience driving improved operating efficiency and strong free cash flow,” said President and Chief Executive Officer of The Joint Corp., Sanjiv Razdan. “We are encouraged with another quarter of revenue growth, as well as the improvement in comp trends compared to the first quarter. We are also seeing the early benefits of our flexible membership options, which contributed to strengthening patient retention. In addition, our national marketing initiative is leveraging consumer research to uncover emerging patient trends, ensuring our offerings align with what patients are seeking from chiropractic care.

“As we enter the second half of 2026, we expect our pure-play franchisor model to drive margin improvement, profitability and continued free cash flow. Our balance sheet remains strong, with $22.2 million in unrestricted cash, which combined with our improving cash generation, positions us to continue to execute on our capital allocation priorities including share repurchases and RD territory buybacks. In addition, we are investing in growth-focused initiatives to deepen patient relationships and improve outcomes across the network. Together, these efforts reinforce our commitment to build sustainable, long-term value for our franchise partners, patients, and stockholders.”

Update on Refranchising Efforts
The Company has substantially completed the refranchising initiative under its Joint 2.0 strategy through three previously announced clinic sale bundles:
•Southern California Bundle: As of August 5, 2026, the buyer has assumed ownership of 32 clinics, with the remaining 13 clinics currently operated by the buyer under Management Service Agreements pending finalization of lease assignments.
•Northern California Bundle: A signed Asset Purchase Agreement is in place for these four clinics.
•Southeast Bundle: As of August 5, 2026, the buyers have assumed ownership of six clinics, with the remaining 15 clinics currently operated by the buyers under Management Service Agreements pending finalization of lease reassignments.

As a result of these refranchising efforts, The Joint Corp. now effectively operates as a capital-light, pure-play franchisor, allowing management to concentrate fully on driving growth through franchise system support, new patient acquisition, and long-term network development.

Financial Results for Second Quarter Ended June 30, 2026 Compared to June 30, 2025
Revenue totaled $15.2 million in the second quarter of 2026, compared to $13.3 million in the second quarter of 2025, reflecting the shift to the Company's pure play franchisor revenue model. Cost of revenues was $2.5 million, down approximately 11% compared to the prior-year period, primarily due to lower RD royalty costs as the Company continues to reacquire RD territories.

Selling and marketing expenses were $4.9 million, an increase of 40% compared to the second quarter of 2025, primarily due to incremental investments in brand awareness and patient acquisition. Depreciation and amortization expenses were $423,000. General and administrative expenses decreased 2% to $7.6 million compared to $7.7 million in the second quarter of 2025, underscoring ongoing operating discipline within the leaner post-refranchising structure.

Consolidated net income was $653,000, compared to $93,000 in the prior-year period. Net loss from continuing operations was $251,000, compared to a net loss of $1.0 million in the second quarter of 2025. Consolidated EPS was $0.05 per diluted share, compared to $0.01 per diluted share in the second quarter of 2025.

Adjusted EBITDA from consolidated operations was $3.2 million, in line with $3.2 million in the second quarter of 2025. Adjusted EBITDA from continuing operations was $1.5 million, compared to $88,000 in the prior-year period.

Balance Sheet and Stock Repurchase Program
Unrestricted cash was $22.2 million at June 30, 2026, an increase compared to $20.7 million at March 31, 2026. The Company maintains a currently undrawn line of credit with JP Morgan Chase, which provides immediate access to $20 million through August 2029.

During the second quarter of 2026, the Company repurchased approximately 82,000 shares for total consideration of approximately $677,000, at an average price of $8.23 per share. As of June 30, 2026, the Company had $3.8 million remaining under the $12 million stock repurchase program authorized in November 2025.

Financial Results for Six Months Ended June 30, 2026 Compared to June 30, 2025
Revenue was $30.0 million in the first six months of 2026, up 14% compared to $26.3 million in the same period in 2025. Consolidated net income was $2.0 million, compared to $1.1 million in the six months ended June 30, 2025. Net income from continuing operations was $851,000, compared to a net loss of $1.5 million in the six months ended June 30, 2025. Consolidated EPS was $0.14 per diluted share, compared to $0.07 per diluted share in the prior-year period.

Adjusted EBITDA from consolidated operations increased to $6.6 million and Adjusted EBITDA from continuing operations improved to $3.7 million, compared to Adjusted EBITDA from consolidated operations of $6.1 million and Adjusted EBITDA from continuing operations of $134,000 in the six months ended June 30, 2025.

2026 Guidance
The Company reiterated its 2026 financial guidance as originally provided on March 12, 2026, as follows:
•System-wide sales are expected to be between $519 million and $552 million.
•System-wide comp sales for clinics open 13 months or more are expected to be in the range of (3)% to 3%.
•Consolidated Adjusted EBITDA is expected to be in the range of $12.5 million to $13.5 million.
New franchised clinic openings, excluding the impact of refranchised clinics, are now expected to be in the range of 22 to 26. The Company is working with franchise owners to optimize the performance of the existing franchised clinic base. This will include closing underperforming clinics this year, which will result in the overall clinic count at 2026 year end being lower than 2025 year end.

Conference Call
The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday, August 6, 2026, after the market close. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing (800) 715-9871 or (646) 307-1963 and using conference ID: 5033381 approximately 15 minutes prior to the start time. The live webcast of the call, including the accompanying slide presentation, can be accessed in the IR events section of The Joint's website at https://ir.thejoint.com/events.

A replay of the webcast will be archived on the Company’s investor relations website for approximately one year. An audio replay of the conference call will be available through Thursday, August 13, 2026, and can be accessed by dialing (855) 669-9658 or (412) 317-0088 and entering conference ID 4782858.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The Company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. Headquartered in Scottsdale and with over 940 locations nationwide and more than 14 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. The brand is consistently named to Franchise Times’ annual “Top 400” and “Fast & Serious” list of smartest growing brands. Entrepreneur named The Joint “No. 1 in Chiropractic Services,” and it is regularly ranked on the publication’s “Franchise 500®,” “Fastest-Growing Franchises,” and “Best of the Best” lists, as well as its “Top Franchise for Veterans” and “Top Brands for Multi-Unit Owners” rankings. SUCCESS® named the Company one of the “Top 50 Franchises”. The Joint Chiropractic is an innovative force where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee, Washington, and West Virginia, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information
This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Free cash flow is presented as a supplemental measure of liquidity. Reconciliation of historical net income/(loss) to EBITDA, Adjusted EBITDA and free cash flow is presented in the tables below. The company defines EBITDA as net income/(loss) before net interest, tax expense, depreciation, and amortization expenses. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses (which includes contract termination costs associated with reacquired RD rights), net (gain)/loss on disposition or impairment, stock-based compensation expenses, costs related to restatement filings, restructuring costs, and litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business). The company defines free cash flow as net cash provided by (used in) operating activities less capital expenditures. EBITDA, Adjusted EBITDA and free cash flow do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States (“GAAP”). While EBITDA and Adjusted EBITDA are used as measures of financial performance and free cash flow is used as a measure of liquidity, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA, Adjusted EBITDA and free cash flow should be reviewed in conjunction with the company’s financial statements filed with the Securities and Exchange Commission (the “SEC”). Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA to the most directly comparable GAAP measure because the company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as "anticipates," "believes," "continues," "estimates," "expects," "goal," "objective," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements made in this press release include, among others, our belief that in the second quarter, we continued to see the benefits of our Joint 2.0 strategy take hold, with our actions to optimize the clinic portfolio, streamline our operating structure, and elevate the patient experience driving improved operating efficiency and strong free cash flow; our belief that we are encouraged with another quarter of revenue growth, as well as the strengthening of comp trends as we exited the second quarter; our belief that we are seeing the early benefits of our flexible membership options, which contributed to strengthening patient retention; our belief that our national marketing initiative is leveraging consumer research to uncover emerging patient trends, ensuring our offerings align with what patients are seeking from chiropractic care; our expectation that as we enter the second half of 2026, our pure-play franchisor model will drive margin improvement, profitability and continued free cash flow; our belief that our balance sheet remains strong, with $22.2 million in unrestricted cash, which combined with our improving cash generation, positions us to continue to execute on our capital allocation priorities including share repurchases and RD territory buybacks; our plan to invest in growth-focused initiatives to deepen patient relationships and improve outcomes across the network and our belief that, together, these efforts reinforce our commitment to build sustainable, long-term value for our franchise partners, patients, and stockholders; and our reiterated 2026 guidance for system-wide sales, system-wide comp sales, consolidated Adjusted EBITDA, new franchised clinic openings, and overall clinic count. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, leading to increased labor costs and interest rates, as well as changes to import tariffs and increased gas prices, may lead to reduced discretionary spending, all of which may negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; short-selling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 13, 2026 and subsequent filings with the SEC. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Investor Contact:
Richard Land, Alliance Advisors IR, thejointinvestor@allianceadvisors.com (212)-838-3777

– Financial Tables Follow –

THE JOINT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$22,157,203	$23,601,810
Restricted cash	846,359	700,058
Accounts receivable, net	2,407,080	2,849,864
Deferred franchise and regional development costs, current portion	895,572	945,933
Prepaid expenses and other current assets	2,735,610	1,744,556
Discontinued operations current assets ($1.0 million attributable to VIEs)	14,760,981	22,246,318
Total current assets	43,802,805	52,088,539
Property and equipment, net	2,823,232	3,159,226
Operating lease right-of-use asset	1,454,886	1,572,173
Deferred franchise and regional development costs, net of current portion	3,259,579	3,827,129
Deposits and other assets	286,847	319,460
Total assets	$51,627,349	$60,966,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,097,862	$1,588,665
Accrued expenses	1,855,708	1,501,838
Co-op funds liability	846,359	700,058
Payroll liabilities	2,139,102	4,055,752
Operating lease liability, current portion	340,885	194,179
Deferred franchise fee revenue, current portion	2,698,531	2,519,018
Upfront regional developer fees, current portion	178,540	277,394
Other current liabilities	641,515	611,231
Discontinued operations current liabilities ($3.2 million and $6.1 million attributable to VIEs, respectively)	14,180,239	21,368,446
Total current liabilities	23,978,741	32,816,581
Operating lease liability, net of current portion	1,696,293	1,815,527
Deferred franchise fee revenue, net of current portion	9,861,323	10,899,271
Upfront regional developer fees, net of current portion	215,683	355,556
Total liabilities	35,752,040	45,886,935
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, zero shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 15,755,965 shares issued and 14,199,592 shares outstanding and 15,471,715 shares issued and 14,142,626 shares outstanding, respectively	15,755	15,471
Additional paid-in capital	52,766,531	52,026,407
Treasury stock 1,556,373 shares and 1,329,089 shares, at cost, respectively	(14,088,928)	(12,192,081)
Accumulated deficit	(22,843,049)	(24,795,205)
Total The Joint Corp. stockholders' equity	15,850,309	15,054,592
Non-controlling Interest	25,000	25,000
Total equity	15,875,309	15,079,592
Total liabilities and stockholders' equity	$51,627,349	$60,966,527

THE JOINT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Royalty fees	$8,327,549	$8,133,121	$16,359,838	$16,204,107
Franchise fees	750,587	768,100	1,895,655	1,596,619
Advertising fund revenue	3,715,837	2,332,695	7,362,920	4,640,197
Software fees	1,547,331	1,481,661	3,082,232	2,943,628
Other revenues	840,610	554,692	1,301,502	963,309
Total revenues	15,181,914	13,270,270	30,002,147	26,347,860
Cost of revenues:
Franchise and regional development cost of revenues	2,070,339	2,350,613	4,340,097	4,901,848
IT cost of revenues	406,911	421,994	859,808	842,885
Total cost of revenues	2,477,250	2,772,607	5,199,905	5,744,733
Selling and marketing expenses	4,886,151	3,483,844	8,603,055	6,988,994
Depreciation and amortization	422,861	402,295	819,554	764,225
General and administrative expenses	7,556,216	7,745,251	14,641,202	14,660,196
Total selling, general and administrative expenses	12,865,228	11,631,390	24,063,811	22,413,415
Net loss on disposition or impairment	208,093	4,440	233,420	6,413
(Loss) income from continuing operations	(368,657)	(1,138,167)	505,011	(1,816,701)
Other income, net	126,438	159,922	366,673	345,839
(Loss) income before income tax expense	(242,219)	(978,245)	871,684	(1,470,862)
Income tax expense	9,108	11,390	20,220	24,794
Net (loss) income from continuing operations	(251,327)	(989,635)	851,464	(1,495,656)
Discontinued operations:
Income from discontinued operations before income tax expense	901,789	1,183,199	1,280,502	2,760,428
Income tax (benefit) expense from discontinued operations	(2,559)	100,201	179,810	203,613
Net income from discontinued operations	904,348	1,082,998	1,100,692	2,556,815
Net income	$653,021	$93,363	$1,952,156	$1,061,159

Net (loss) income from continuing operations per common share:
Basic	$(0.01)	$(0.06)	$0.06	$(0.10)
Diluted	$(0.01)	$(0.06)	$0.06	$(0.10)
Net income from discontinued operations per common share:
Basic	$0.06	$0.07	$0.08	$0.17
Diluted	$0.06	$0.07	$0.08	$0.17
Net income per common share:
Basic	$0.05	$0.01	$0.14	$0.07
Diluted	$0.05	$0.01	$0.14	$0.07

Basic weighted average shares	14,244,929	15,326,317	14,213,195	15,256,755
Diluted weighted average shares	14,246,993	15,400,408	14,216,232	15,328,198

THE JOINT CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$1,952,156	$1,061,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	829,001	807,730
Net loss on disposition or impairment	1,427,651	2,892,265
Net franchise fees recognized upon termination of franchise agreements	(395,159)	(174,285)
Provision for credit losses	122,823	—
Stock-based compensation expense	703,180	624,929
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	454,019	1,558,183
Prepaid expenses and other current assets	(833,199)	(1,743,981)
Deferred franchise costs	408,499	183,839
Deposits and other assets	34,849	18,332
Accounts payable	(607,825)	(91,075)
Accrued expenses	629,565	(3,408,504)
Payroll liabilities	(2,560,203)	(1,446,598)
Operating leases	(1,615,535)	(2,719,624)
Deferred revenue	(625,793)	(508,565)
Upfront regional developer fees	(238,727)	(145,605)
Other liabilities	1,030,748	259,795
Net cash provided by (used in) operating activities	716,050	(2,832,005)

Cash flows from investing activities:
Proceeds from sale of clinics	1,160,284	7,778,287
Purchase of property and equipment	(490,858)	(836,545)
Net cash provided by investing activities	669,426	6,941,742

Cash flows from financing activities:
Payments of finance lease obligation	—	(4,354)
Purchases of treasury stock under employee stock plans	(74,983)	(8,440)
Purchases of common stock under share repurchase programs	(1,821,864)	—
Proceeds from exercise of stock options	37,228	905,976
Net cash (used in) provided by financing activities	(1,859,619)	893,182

(Decrease) increase in cash, cash equivalents and restricted cash	(474,143)	5,002,919
Cash, cash equivalents and restricted cash, beginning of period	24,301,868	25,996,436
Cash, cash equivalents and restricted cash, end of period	$23,827,725	$30,999,355

Reconciliation of cash, cash equivalents and restricted cash:	June 30, 2026	June 30, 2025
Cash and cash equivalents	$22,157,203	$29,811,667
Restricted cash	1,670,522	1,187,688
Cash, cash equivalents and restricted cash, end of period	$23,827,725	$30,999,355

THE JOINT CORP.
CONSOLIDATED RECONCILIATION FROM GAAP TO NON-GAAP
(unaudited)

	Three Months Ended June 30,
	2026			2025
	From Continuing Operations	From Discontinued Operations	Net Operations	From Continuing Operations	From Discontinued Operations	Net Operations
Non-GAAP Financial Data:
Net (loss) income	$(251,327)	$904,348	$653,021	$(989,635)	$1,082,998	$93,363
Net interest income	(126,439)	—	(126,439)	(159,922)	—	(159,922)
Depreciation and amortization expense	422,861	1,690	424,551	402,295	17,120	419,415
Income tax expense (benefit)	9,108	(2,559)	6,549	11,390	100,201	111,591
EBITDA	54,203	903,479	957,682	(735,872)	1,200,319	464,447
Stock-based compensation expense	423,180	—	423,180	330,988	—	330,988
Acquisition-related expenses	332,005	—	332,005	—	—	—
Net loss on disposition or impairment	208,093	816,466	1,024,559	4,440	1,752,494	1,756,934
Restructuring costs	113,451	(24,422)	89,029	488,493	198,331	686,824
Litigation expenses	321,693	12,005	333,698	—	—	—
Adjusted EBITDA	$1,452,625	$1,707,528	$3,160,153	$88,049	$3,151,144	$3,239,193

	Six Months Ended June 30,
	2026			2025
	From Continuing Operations	From Discontinued Operations	Net Operations	From Continuing Operations	From Discontinued Operations	Net Operations
Non-GAAP Financial Data:
Net income (loss)	$851,464	$1,100,692	$1,952,156	$(1,495,656)	$2,556,815	$1,061,159
Net interest (income) expense	(368,188)	—	(368,188)	(345,839)	238	(345,601)
Depreciation and amortization expense	819,554	9,447	829,001	764,225	43,505	807,730
Income tax expense	20,220	179,810	200,030	24,794	203,613	228,407
EBITDA	1,323,050	1,289,949	2,612,999	(1,052,476)	2,804,171	1,751,695
Stock-based compensation expense	703,180	—	703,180	624,929	—	624,929
Acquisition-related expenses	332,005	—	332,005	—	—	—
Net loss on disposition or impairment	233,420	1,194,230	1,427,650	6,413	2,885,852	2,892,265
Restructuring costs	740,338	56,784	797,122	555,577	269,715	825,292
Litigation expenses	346,694	421,775	768,469	—	—	—
Adjusted EBITDA	$3,678,687	$2,962,738	$6,641,425	$134,443	$5,959,738	$6,094,181

THE JOINT CORP.
RECONCILIATION OF OPERATING ACTIVITIES CASH FLOWS TO FREE CASH FLOW(1)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash flows provided by (used in) operating activities	$2,192,220	$868,649	$716,050	$(2,832,005)
Purchase of property and equipment	(256,258)	(505,040)	(490,858)	(836,545)
Free cash flow	$1,935,962	$363,609	$225,192	$(3,668,550)

(1) Free cash flow represents cash flows provided by (used in) operating activities less capital expenditures.